Building on Shinnecock Partners' 8-year involvement in the world of fine art, many of you may know we have started a new company called aShareX. We are excited about its revolutionary approach to deliver investments directly in fine art, not loans as our Art Lending has done. Finally we are responding to what many have asked for... a better way to invest directly in art. See aShareX.com for more and we hope you enjoy our article.

**Benefits of Fractionalized Art**

The popularity of fractionalized art ownership has exploded in recent years, offering a unique opportunity for individuals to participate in the art market without the expertise or funds needed to acquire an entire artwork. aShareX, an innovative online auction platform and marketplace, provides almost everyone the ability to participate in fractionalization and access the benefits it provides.

Here's how fractionalization with aShareX works: An artwork is first selected for sale based on both its quality and appreciation potential, and subsequently appraised by a professional to determine an estimate of its current market value. Next, the piece is offered via an online auction, where anyone can bid for partial ownership (fractional bidders), or bid for outright ownership of the entire painting. In this way, multiple individuals can compete against traditional buyers for collective ownership of the artwork.

When fractional bidders win an auction, aShareX issues to each winning participant, shares proportional to their percentage ownership. The artwork is then stored in a secure facility in the United States, or may even be displayed in a gallery or museum for public viewing. If a single individual bids for and wins the entire artwork, aShareX coordinates shipping of the physical artwork and no securities are issued, just like a traditional auction.

Over time, if the value of the artwork increases, the value of each fractional share also increases. By lowering the cost of entry down to a minimum bid amount of $5,000, many have the ability to partake in the art market and invest in an asset that was previously considered a luxury reserved for the ultra-wealthy. Deloitte and ArtTactic's *Art & Finance Report 2021* reported a 4.9% compound annual growth rate between 2005 and 2020 in the global fine art market. Incredibly, this factors in both the economic crash of 2008 and the coronavirus pandemic beginning in 2020. Looking at a longer period, fine art has appreciated at an annual rate of 8.5% since 1950 according to Sotheby's *Mei Moses Index*. Art has therefore proven to be a durable asset with low correlation to the broader market that is worthy of consideration in any portfolio.

There are several additional benefits beyond appreciation that fractionalization offers to both casual collectors and serious investors alike: access to high-end artwork, diversification, and incredible ease of use.

**Access to High-End Artwork**

Blue-chip artwork represents the most stable and least volatile category within the art market. According to Artprice.com, a leading art value database, prices for blue-chip artwork (comprising the top 100 artists by auction results) rose 3% during 2022. This figure is contrasted by an S&P 500 decline of over 18% for the same year, and is also greater than the return for the entire category of fine art in general. Accordingly, the increasing desirability for – and exclusivity of – this tier of fine art creates strong barriers to entry for individual investors, and fierce competition for collectors looking to own a one-of-a-kind piece.

By enabling individuals to buy fractional ownership interests in artwork, aShareX eliminates these barriers, allowing individuals to collectively purchase high-value artwork at a more accessible price, while also benefitting from any subsequent appreciation in value over time. In addition to its attractiveness for people with constrained budgets who are interested in investing in blue-chip artwork, it is also advantageous for collectors with limited opportunity due to scarcity or other factors, as a single artwork can be owned by multiple people at the same time.

**Diversification**

Fractionalized ownership also allows for greater diversification. Instead of investing all their funds in a single artwork, investors and collectors can spread investments across multiple different artworks. This is a cost-effective way for investors to broaden their collection, and can help mitigate risk by offering exposure across multiple works, genres and artists, ensuring that a single piece of art does not disproportionately impact an investor's overall portfolio.

Diversification into art as an alternative asset may also improve the stability and performance of any investment portfolio, offering low correlation to other asset classes and acting as a hedge against inflation. In an article entitled "Why should art be considered as an asset class?" published by Deloitte Luxembourg in 2010, author Adriano Picinati di Torcello reports that for the fifty-year period from 1960 to 2010, art showed a -3.5% correlation to stocks. Further, according to a report published by Citi GPS: *Global Perspectives & Solutions* in March 2022, as inflation ticks up in combination with falling interest rates, the art market has conversely risen.

## Ease of Use

Fractionalized ownership provides opportunities for individuals to quickly and easily participate in the art market, without the burden of managing and maintaining artwork themselves.

Because the original objects being fractionalized are typically held by the offering platform, individual buyers forgo the costs and logistics of transportation, insurance and storage versus conventional ownership of an entire physical piece. Similarly, one does not need to identify and authenticate quality pieces themselves, as offered artworks are pre-selected by a team specializing in research and acquisition, with documentation and due diligence already completed. This allows for a more hands-off experience for those without the time or expertise required for such specialized undertakings.

aShareX also enhances the selling process, given that transactions are completed through a digitally-native platform. Instead of having to find one buyer for an artwork and facilitate a complex transaction, owners can sell their artwork to multiple interested buyers via the fractional auction system. The lower barriers to entry provided by fractionalization deepen the available pool of buyers, providing potentially greater liquidity than otherwise experienced in the traditional art market. Further, sellers who wish to retain partial ownership of their artwork are able to do so, and can continue benefitting from any future appreciation of the artwork as an investment vehicle.

Once an artwork is fractionalized and sold at auction, aShareX will provide buyers with the ability to sell their shares on a secondary marketplace. Alternatively, these individuals can also allow the platform to sell the artwork for them at a specified date in the future, or vote to have it sold earlier as a collective. This ensures that individuals who prefer a passive investment experience can still benefit from appreciation.

The flexibility offered by these innovative processes also enables easier portfolio or collection management. The ability to buy or sell art much more quickly than conventional methods allows individuals to rapidly adapt to personal circumstances, such as a need for cash in emergencies, changes in the goals of an investment portfolio, or even evolving tastes in collecting.

## Conclusion

Fractionalization offers multiple advantages over traditional methods, for individuals looking to collect, investors wanting to capitalize on an uncorrelated alternative asset, and sellers interested in the many benefits of this high-tech solution.

Broadened access to high-end artwork democratizes the market and allows everyone to benefit from the historical appreciation of blue-chip art. Diversification, essential to both art collections and investor portfolios, is easier than ever given how fractionalized ownership allows you to spread your funds across multiple artworks. Innovative new processes such as fractional bidding and online secondary marketplaces allow for easier market participation and deeper liquidity while also removing the direct costs and hassle of transportation, insurance and storage.

In sum, fractionalization platforms like aShareX offer flexibility and affordability in a market that is traditionally very slow, expensive and complex.

## Contact Us

If you would like to discuss aShareX, contact Ryan Johnston at (858) 829-3456 or email ryan@asharex.com.

| aShareX | Art Lending | Shinnecock Partners |
|---|---|---|
| Website | Website | Website |

## Upcoming Events

Click here for schedule of events which aShareX will be attending and/or speaking. Please let us know if you'll be attending so we can look for you!

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